Exhibit 99.1

           SONIC FOUNDRY REPORTS FIRST QUARTER RESULTS FOR FISCAL 2007

             QUARTERLY REVENUE INCREASES 84 PERCENT TO $3.5 MILLION

    MADISON, Wis., Feb. 1 /PRNewswire-FirstCall/ -- Sonic Foundry(R) Inc. (Nasdaq: SOFO), a leader in automated rich media communications technology, announced results for its first quarter of fiscal 2007. Financial and company highlights for the first quarter include:

    * Total revenues increase. For the first quarter of fiscal 2007, Sonic Foundry reported revenues of $3.5 million, an increase of 84 percent from the $1.9 million reported for the first quarter of fiscal 2006. The revenue growth rate exceeded the 2007 fiscal year guidance for 60 percent revenue growth. Product license revenues increased 92 percent from $1.35 million to $2.59 million. The company reported a net loss of $1.4 million or 4 cents per share for the first quarter of fiscal 2007, in the seasonally slow period, as compared to $1.6 million or 5 cents per share in Q1-2006. The cash component of the loss was $1.08 million in Q1-2007, after adjusting for the non-cash impact of depreciation, amortization and stock compensation expenses of $358,000. This expense largely reflects up front investments in personnel and infrastructure aimed at supporting new business growth initiatives.

    * Services revenue more than doubles. Services revenue, comprised of hosting, support contracts, installation and training increased 112 percent from $415,000 in the first quarter of fiscal 2006 to $878,000 for the same quarter of fiscal 2007. GAAP accounting rules require certain portions of revenue to be recognized over a future time period. This future revenue is reflected as unearned revenue on the balance sheet of $1.9 million, an increase of 73 percent from the $1.1 million recorded in the first quarter of fiscal 2006.

    * Gross margins improve from the same period one year earlier. Total gross margins for Q1-2007 were $2.7 million or 78 percent compared to Q1-2006 of $1.3 million or 70 percent.

    * Operating expenses increase with increased revenue projections. Operating expenses increased 41 percent to $4.1 million over $2.9 million from the previous year due to planned growth in the sales and marketing organization coupled with new services and development efforts.

    * New search advancements available on Mediasite.com. Building on a long history of multi-modal search technology, Sonic Foundry has continued research and development on advanced search capabilities and recently announced a rollout of new hosted services offerings taking advantage of this breakthrough. The company is responding to a growing market need for solutions that make it easy to identify and retrieve specific content within rich media presentations and video files. In the first quarter of fiscal 2007, the company enabled enhanced multi-modal search capabilities for Mediasite.com (www.mediasite.com), the first searchable website focused exclusively on offering expert information via rich media presentations with video, audio and graphics. The site enhancements represent a significant advance in the way content is automatically processed and enhanced for search, combining phonetic analysis, optical character recognition, language processing and contextual analysis into a unique proprietary method.

    * Operating activities expand; stock offering supports continued R&D and services expansion. Cash used in operations was approximately $1 million, down from $1.4 million in the first quarter of fiscal 2006. The ending cash balance for the first fiscal quarter of 2007 was $12.1 million, up from $2.8 million in the prior quarter. In December 2006, the company issued 3 million shares of common stock with net proceeds being raised of $10.6 million. In addition to applying the newly raised capital to general corporate purposes, the strengthened balance sheet will now allow the company to invest in its rapidly developing professional services group and hosted service offerings. Likewise, the company intends to further research and development efforts that include the advancement of recently announced multi-modal search technologies.

    * Key customer wins and increased deployment. The company continued to build an impressive list of corporate, education and government customers. In the first quarter of fiscal 2007, these acquisitions included Allstate, Dupont, Prudential, Cornell University, Dubai Women's College, University of Maryland, University of Michigan, University of Colorado, Maryland Governor's Grants Office and the Ohio Department of Transportation. Participation in the Mediasite User Group continues to grow, leading to the announcement of the company's first user conference to be held May 6-8 in Madison, Wisconsin.

    "With each successive quarter, we've continued to strengthen our overall business model while delivering market leading solutions that are changing communication within the enterprise," said Rimas Buinevicius, chairman and CEO of Sonic Foundry. "Our business is now branching into several new directions that will provide unsurpassed flexibility for our customers and partners. New service offerings promise to offer the ultimate in video content management and search, and our continued developments for licensed products are meeting the needs of top level CIOs who are just now realizing the power of rich media communications. The next several years promise to be very dynamic as we continue to grow the business aggressively."

    Sonic Foundry will host a webcast today to discuss its first quarter 2007 results at 10:00 a.m. CT/11 a.m. ET. It will use Mediasite to webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com or cut and paste the link below into your browser:

    Sonic Foundry 2007 First Quarter Investor Presentation
(http://msite.sonicfoundry.com/msite/Viewer?peid=967a4e4d-acd8-4955-bdd3-
cb5910f00db0)

    An archive of the webcast will be available for 30 days.

    About Sonic Foundry(R), Inc.

    Founded in 1991, Sonic Foundry (Nasdaq: SOFO) is a technology leader in the emerging web communications marketplace, providing enterprise solutions and services that link an information-driven world. Sonic Foundry is changing the way organizations communicate via the Web and how people around the globe receive vital information needed for work, professional advancement, safety and education. The company's principal product line, Mediasite(R), is a web communication and content management system that automatically and cost-effectively webcasts lectures and presentations. Trusted by Fortune 500 companies, top education institutions and Federal, state and local government agencies for a variety of critical communication needs, Mediasite is the leading one-to-many multimedia communication solution for capturing knowledge and sharing it online. For more information about Sonic Foundry, visit the company's Website at www.sonicfoundry.com.

    Press Contact:                 Investor Contact:
    Terri Douglas                  Rob Schatz
    Catapult PR-IR                 Wolfe, Axelrod, Weinberger & Assoc., LLC
    303-581-7760, ext. 18          212-370-4500
    Cell: 303-808-6820             rob@wolfeaxelrod.com
    tdouglas@catapultpr-ir.com

    Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

                               Sonic Foundry, Inc.
                           Consolidated Balance Sheets
                      (in thousands, except for share data)
                                   (Unaudited)

                                                   December 31,   September 30,
                                                       2006           2006
                                                   ------------   -------------
Assets
Current assets:
  Cash and cash equivalents                        $     12,054   $       2,751
  Accounts receivable, net of allowances of
   $200 and 160                                           3,396           3,442
  Inventories                                               297             398
  Prepaid expenses and other current assets                 423             399
    Total current assets                                 16,170           6,990
Property and equipment:
  Leasehold improvements                                    975             893
  Computer equipment                                      2,328           2,275
  Furniture and fixtures                                    450             422
    Total property and equipment                          3,753           3,590
    Less accumulated depreciation                         1,452           1,296
      Net property and equipment                          2,301           2,294

  Goodwill and other intangibles, net of
   amortization of $1,400 and $1,346                      7,575           7,628
Total assets                                       $     26,046   $      16,912

Liabilities and stockholders' equity
Current liabilities:

  Accounts payable                                 $      1,908   $       1,521
  Accrued liabilities                                       868           1,225
  Unearned revenue                                        1,931           2,005
  Current portion of capital lease obligation                41              41
  Total current liabilities                               4,748           4,792

  Long-term portion of capital lease                         68              78
  Other liabilities                                         418             441
  Total liabilities                                       5,234           5,311

Stockholders' equity:
  Preferred stock, $.01 par value,
   authorized 5,000,000 shares; none issued
   and outstanding                                           --              --
  5% preferred stock, Series B, voting,
   cumulative, convertible, $.01 par value
   (liquidation preference at par),
   authorized 10,000,000 shares, none
   issued and outstanding                                    --              --
  Common stock, $.01 par value,
   authorized 100,000,000 shares; 35,340,054
   and 32,266,217 issued and 35,269,804 and
   32,195,967 outstanding at December 31, 2006
   and September 30, 2006, respectively                     353             322
  Additional paid-in capital                            182,649         172,033
  Accumulated deficit                                  (161,989)       (160,560)
  Receivable for common stock issued                        (33)            (26)
  Treasury stock, at cost, 70,250 shares                   (168)           (168)
  Total stockholders' equity                             20,812          11,601
Total liabilities and stockholders' equity         $     26,046   $      16,912

                               Sonic Foundry, Inc.
                      Consolidated Statements of Operations
                    (in thousands, except for per share data)
                                   (Unaudited)

                                                        Three Months Ended
                                                           December 31,
                                                   ----------------------------
                                                       2006           2005
                                                   ------------   -------------
Revenue:
Product license fees                               $      2,586   $       1,346
Services                                                    878             415
Other                                                         9             111
Total revenue                                             3,473           1,872
Cost of revenue                                             773             560
Gross margin                                              2,700           1,312

Operating expenses:
Selling and marketing expenses                            2,504           1,718
General and administrative expenses                         970             696
Product development expenses                                675             534
Total operating expenses                                  4,149           2,948

Loss from operations                                     (1,449)         (1,636)

Other income, net                                            20              24
Net loss                                           $     (1,429)  $      (1,612)

Net loss per common share:

  - basic and diluted                              $      (0.04)  $       (0.05)

Weighted average common shares
  - basic and diluted                                32,362,612      31,275,301

SOURCE  Sonic Foundry Inc.
    -0-                             02/01/2007
    /CONTACT: Press, Terri Douglas of Catapult PR-IR, +1-303-581-7760, ext. 18, or cell, +1-303-808-6820, tdouglas@catapultpr-ir.com; or Investors, Rob Schatz of Wolfe, Axelrod, Weinberger & Assoc., LLC, +1-212-370-4500, rob@wolfeaxelrod.com, both for Sonic Foundry Inc./
    /Web site:  http://www.sonicfoundry.com /